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                                                                    EXHIBIT 23.1

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2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204-2452


The Board of Directors
DUKE-WEEKS REALTY CORPORATION:

We consent to the use of our report dated January 25, 2000 on the consolidated financial statements of Duke-Weeks Realty Corporation and subsidiaries and the related financial statement schedule as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, which report appears in the annual report on Form 10-K of Duke-Weeks Realty Corporation for the year ended December 31, 1999, incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
August 23, 2000